Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Per Share Net Income and Core

Operating Income of $5.46 and $5.38, Up 26.4% and 9.3%,

Respectively; Consolidated Net Premiums Written of $13.4 Billion,

Up 11.8%, or 12.3% in Constant Dollars, with P&C Up 10.6% and Life

Insurance Up 27.6%; P&C Combined Ratio of 86.8%;

Record Year-to-Date Per Share Net Income and Core Operating

Income of $10.68 and $10.78, Up 20.8% and 15.7%, Respectively

●

Net income was $2.23 billion, up 24.3%, and core operating income was $2.20 billion, up 7.5%. For the six months, net income was $4.37 billion, up 18.7%, and core operating income was a record $4.41 billion, up 13.5%.

●

Global P&C net premiums written, which excludes Agriculture, were up 11.2%, with commercial insurance up 9.6% and consumer insurance up 15.2%. North America was up 8.0%, including growth of 12.3% in personal insurance and 6.7% in commercial insurance, with P&C lines up 8.7% and financial lines down 2.9%. Overseas General was up 15.6%, with growth of 19.1% in consumer insurance and 13.3% in commercial insurance; Asia-Pacific, Latin America, and Continental Europe were up 32.9%, 13.7%, and 10.8%, respectively.

●

P&C underwriting income was $1.42 billion. P&C current accident year underwriting income excluding catastrophe losses was a record $1.81 billion, up 11.1%, with a record low combined ratio of 83.2%. For the six months, P&C underwriting income was $2.82 billion, up 6.8%, and was $3.43 billion, up 10.7%, on a current accident year excluding catastrophe losses basis. Both were records.

●	Pre-tax catastrophe losses were $580 million compared with $400 million last year. For the six months, catastrophe losses were $1.02 billion compared with $858 million last year.

●

Life Insurance net premiums written were $1.58 billion, up 24.5%, or 27.6% in constant dollars, and segment income was $276 million, up 8.7%, or 11.4% in constant dollars. Life Insurance net premiums written and deposits collected were $2.13 billion, up 27.4%, or 31.1% in constant dollars.

●	Pre-tax net investment income was $1.47 billion, up 28.2%, and adjusted net investment income was $1.56 billion, up 25.9%. Both were records.

●	Annualized return on equity (ROE) was 14.7%. Annualized core operating return on tangible equity (ROTE) was 21.1% and annualized core operating ROE was 13.3%.

ZURICH – July 23, 2024 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2024 of $2.23 billion, or $5.46 per share, and core operating income of $2.20 billion, or $5.38 per share. Book value per share and tangible book value per share increased 1.3% and 1.7%, respectively, from March 31, 2024 and now stand at $151.05 and $91.05. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $437 million in the company’s investment portfolio and $457 million of foreign exchange losses. Book value per share and tangible book value per share excluding AOCI increased

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Chubb Limited News Release

2.6% and 3.1%, respectively, from March 31, 2024.

Chubb Limited

Second Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2024	2023	Change	2024	2023	Change

Net income	$2,230	$1,793	24.3%	$5.46	$4.32	26.4%
Adjusted net realized (gains) losses and other, net of tax	(63)	244	NM	(0.15)	0.58	NM
Market risk benefits (gains) losses, net of tax	29	7	NM	0.07	0.02	NM

Core operating income, net of tax	$2,196	$2,044	7.5%	$5.38	$4.92	9.3%

Annualized return on equity (ROE)	14.7%	13.6%
Core operating return on tangible equity (ROTE)	21.1%	21.0%
Core operating ROE	13.3%	13.8%

For the six months ended June 30, 2024, net income was $4.37 billion, or $10.68 per share, and core operating income was $4.41 billion, or $10.78 per share. Book value per share and tangible book value per share increased 2.9% and 3.5%, respectively, from December 31, 2023. Book value was unfavorably impacted by after-tax net realized and unrealized losses of $1.06 billion in the company’s investment portfolio and $476 million of foreign exchange losses. Book value per share and tangible book value per share excluding AOCI increased 4.9% and 6.1%, respectively, from December 31, 2023.

Chubb Limited

Six Months Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2024	2023	Change	2024	2023	Change

Net income	$4,373	$3,685	18.7%	$10.68	$8.84	20.8%
Adjusted net realized (gains) losses and other, net of tax	31	79	(60.8)%	0.08	0.19	(57.9)%
Market risk benefits (gains) losses, net of tax	8	122	(93.4)%	0.02	0.29	(93.1)%

Core operating income, net of tax	$4,412	$3,886	13.5%	$10.78	$9.32	15.7%

Annualized return on equity (ROE)	14.5%	14.3%
Core operating return on tangible equity (ROTE)	21.6%	20.2%
Core operating ROE	13.6%	13.2%

For the six months ended June 30, 2024 and 2023, the tax expenses (benefits) related to the table above were $(76) million and $(109) million, respectively, for adjusted net realized gains and losses and other; and $905 million and $885 million, respectively, for core operating income.

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Chubb Limited News Release

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had another great quarter which contributed to record six-month results. Per-share core operating income in the quarter was up 9.3% while record year-to-date operating income was up 15.7%. Our P&C underwriting results in the quarter were simply excellent in spite of a higher level of catastrophe losses, highlighted by a published combined ratio of 86.8%, and supported by record ex-CAT current accident year underwriting income of $1.8 billion and a combined ratio of 83.2%. Adjusted investment income topped $1.5 billion, up nearly 26% and a record, and we grew life segment income about 11.5% in constant dollars with international life up over 15%. We produced double-digit premium revenue growth across the globe with strong results in our North America P&C, International P&C, and Life Insurance divisions.

“Commercial P&C underwriting conditions are favorable, with property naturally more competitive and casualty pricing firming in the areas that need it. We see this trend in casualty enduring. Loss-cost inflation in short- and long-tail lines remained steady. Consumer P&C underwriting and growth conditions are quite attractive, and we are growing at a double-digit pace our market-leading high-net-worth personal lines business in North America while we are pursuing a broad set of opportunities in A&H and personal lines across the globe.

“Total company net premiums increased 11.8%, with Global P&C up 11.2% and Life Insurance up 24.5%. Premiums in North America were up 8% and consisted of 12.3% growth in high-net-worth personal insurance and 6.7% growth in commercial, with P&C lines up 8.7% and financial lines down about 3%. For the rest of the world, our premiums were up more than 15.5%, with commercial up 13.3% and consumer up over 19%. Asia-Pacific, Latin America, and the Continent of Europe were up 32.9%, 13.7%, and 10.8%, respectively.

“In summary, we had a great quarter, and, again, our results reflect the strength, breadth and depth globally of the company. We are confident in our ability to continue growing our operating earnings at a superior rate through P&C revenue growth and underwriting margins, investment income, and life income.”

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2024 were as follows:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Consolidated
Net premiums written (increase of 12.3% in constant dollars)	$13,360	$11,951	11.8%

P&C
Net premiums written (increase of 10.6% in constant dollars)	$11,780	$10,681	10.3%
Underwriting income	$1,418	$1,425	(0.5)%
Combined ratio	86.8%	85.4%
Current accident year underwriting income excluding catastrophe losses	$1,806	$1,625	11.1%
Current accident year combined ratio excluding catastrophe losses	83.2%	83.3%

Global P&C (excludes Agriculture)
Net premiums written (increase of 11.5% in constant dollars)	$11,022	$9,914	11.2%
Underwriting income	$1,383	$1,337	3.4%
Combined ratio	86.3%	85.3%
Current accident year underwriting income excluding catastrophe losses	$1,738	$1,545	12.4%
Current accident year combined ratio excluding catastrophe losses	82.8%	83.1%

Life Insurance
Net premiums written (increase of 27.6% in constant dollars)	$1,580	$1,270	24.5%
Segment income (increase of 11.4% in constant dollars)	$276	$254	8.7%

●	Consolidated net premiums earned increased 11.7%, or 12.3% in constant dollars. P&C net premiums earned increased 10.1%, or 10.4% in constant dollars.

●	Operating cash flow was $4.08 billion and adjusted operating cash flow was $3.57 billion.

●

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $580 million (5.4 percentage points of the combined ratio) and $482 million, respectively, compared with $400 million (4.1 percentage points of the combined ratio) and $319 million, respectively, last year.

●	Total pre-tax and after-tax favorable prior period development were $192 million and $167 million, respectively, compared with $200 million and $155 million, respectively, last year.

●	Total capital returned to shareholders was $939 million, comprising share repurchases of $570 million at an average purchase price of $253.02 per share and dividends of $369 million.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement.

Key segment items for the quarter ended June 30, 2024 are presented below:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance) Net premiums written	$8,035	$7,503	7.1%
Combined ratio	84.0%	84.2%
Current accident year combined ratio excluding catastrophe losses	81.0%	81.3%

North America Commercial P&C Insurance
Net premiums written	$5,501	$5,155	6.7%
Major accounts retail and excess and surplus (E&S) wholesale	$3,524	$3,307	6.5%
Middle market and small commercial	$1,977	$1,848	7.0%
Combined ratio	82.9%	82.5%
Current accident year combined ratio excluding catastrophe losses	80.7%	80.7%

North America Personal P&C Insurance
Net premiums written	$1,776	$1,581	12.3%
Combined ratio	83.5%	88.9%
Current accident year combined ratio excluding catastrophe losses	78.6%	80.5%

North America Agricultural Insurance
Net premiums written	$758	$767	(1.2)%
Combined ratio	94.4%	86.2%
Current accident year combined ratio excluding catastrophe losses	89.1%	87.4%

Overseas General Insurance
Net premiums written (increase of 16.6% in constant dollars)	$3,334	$2,885	15.6%
Commercial P&C (increase of 13.9% in constant dollars)	$1,957	$1,728	13.3%
Consumer P&C (increase of 20.7% in constant dollars)	$1,377	$1,157	19.1%
Combined ratio	88.2%	84.0%
Current accident year combined ratio excluding catastrophe losses	85.3%	85.2%

Global Reinsurance
Net premiums written (increase of 40.5% in constant dollars)	$411	$293	40.3%
Combined ratio	72.7%	69.6%
Current accident year combined ratio excluding catastrophe losses	77.4%	76.8%

Life Insurance
Net premiums written (increase of 27.6% in constant dollars)	$1,580	$1,270	24.5%
Segment income (increase of 11.4% in constant dollars)	$276	$254	8.7%

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Chubb Limited News Release

●

North America Commercial P&C Insurance: Net premiums written increased 6.7% with P&C lines up 8.7% and financial lines down 2.9%. The combined ratio increased 0.4 percentage points, reflecting higher catastrophe losses.

●

North America Personal P&C Insurance: Net premiums written increased 12.3% due to new business and renewal retention, as well as increases in both rate and exposure. The combined ratio decreased 5.4 percentage points, including a 3.5 percentage point decrease due to higher favorable prior period development and lower catastrophe losses. The current accident year combined ratio excluding catastrophe losses decreased 1.9 percentage points, including a 1.0 percentage point decrease in the loss ratio and a 0.9 percentage point decrease in the expense ratio.

●

North America Agricultural Insurance: Net premiums written declined 1.2%, primarily due to lower commodity prices in the current year. The combined ratio increased 8.2 percentage points, reflecting higher catastrophe losses and lower favorable prior period development. The current accident year combined ratio excluding catastrophe losses increased 1.7 percentage points, including 1.3 percentage points related to the company’s crop commodity hedge activity.

●

Overseas General Insurance: Net premiums written increased 15.6%, or 16.6% in constant dollars, benefiting from the consolidation of Huatai. Excluding Huatai, net premiums written increased 8.4%, or 9.3% in constant dollars. The combined ratio increased 4.2 percentage points, due to higher catastrophe losses.

●	Global Reinsurance: Net premiums written increased 40.3% to $411 million and included a 12.5 percentage point benefit related to a large structured transaction.

●	Life Insurance: Net premiums written were $1.58 billion, up 24.5%, or 27.6% in constant dollars, with growth of 31.7% in International Life and 12.0% in Combined Insurance North America.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated. Please refer to the Chubb Limited Financial Supplement, dated June 30, 2024, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 24, 2024 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

Effective July 1, 2023, the company acquired a majority controlling interest in Huatai Group (Huatai), and applied consolidation accounting beginning in the third quarter of 2023. In this release, business activity for, and the financial position of, Huatai is reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only the company’s ownership interest and exclude the non-controlling interest.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 40,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $4 million and $3 million in Q2 2024 and Q2 2023, respectively, and including investment income of $91 million and $93 million in Q2 2024 and Q2 2023, respectively, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $9 million and $5 million for the six months ended June 30, 2024 and 2023, respectively, and the investment income from private equity partnerships was $177 million and $184 million for the six months ended June 30, 2024 and 2023, respectively. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting that liabilities. Other includes Cigna integration expenses and the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income, net of tax for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Cigna integration expense, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

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Chubb Limited News Release

Core operating income, net of tax, relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of Adjusted net realized gains (losses) and other, which include items described in this paragraph, and market risk benefits gains (losses). We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude Cigna integration expenses, which are incurred by the overall company and are included in Corporate. These expenses include legal and professional fees and all other costs directly related to the integration activities of the Cigna acquisition. The costs are not related to the ongoing activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

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Chubb Limited News Release

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Due to the significant impact that this required investment company classification has on the presentation of the company’s operating cash flow, the company has elected to remove the impact of these net investing activities of these investment companies. The investment company presentation is not consistent with our consolidated cash flow presentation. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities, and may impact a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of these consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 27-33 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	June 30 2024	December 31 2023
Assets
Investments	$140,736	$136,735
Cash and restricted cash	2,568	2,621
Insurance and reinsurance balances receivable	15,929	13,379
Reinsurance recoverable on losses and loss expenses	19,355	19,952
Goodwill and other intangible assets ($25,709 represents Chubb portion as of 06/30/2024)	26,452	26,461
Other assets	33,511	31,534

Total assets	$238,551	$230,682

Liabilities
Unpaid losses and loss expenses	$82,191	$80,122
Unearned premiums	24,102	22,051
Other liabilities	67,683	64,818

Total liabilities	173,976	166,991

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	69,342	66,316
Accumulated other comprehensive income (loss) (AOCI)	(8,304)	(6,809)

Chubb shareholders’ equity	61,038	59,507
Noncontrolling interests	3,537	4,184

Total shareholders’ equity	64,575	63,691

Total liabilities and shareholders’ equity	$238,551	$230,682

Book value per common share	$151.05	$146.83
Tangible book value per common share	$91.05	$87.98
Book value per common share, excl. AOCI	$171.60	$163.64
Tangible book value per common share, excl. AOCI	$109.08	$102.78

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Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30		June 30
	2024	2023	2024	2023
Gross premiums written	$16,491	$14,880	$30,916	$27,884
Net premiums written	13,360	11,951	25,581	22,661
Net premiums earned	12,292	10,999	23,875	21,141
Losses and loss expenses	6,431	5,683	12,158	10,831
Policy benefits	1,219	830	2,399	1,627
Policy acquisition costs	2,226	2,016	4,433	3,964
Administrative expenses	1,094	969	2,164	1,899
Net investment income	1,468	1,145	2,859	2,252
Net realized gains (losses)	104	(304)	3	(381)
Market risk benefits gains (losses)	(29)	(7)	(8)	(122)
Interest expense	182	165	360	325
Other income (expense):
Gains (losses) from separate account assets	11	(12)	21	(37)
Other	99	112	280	433
Amortization of purchased intangibles	80	70	160	142
Cigna integration expenses	7	15	14	37
Income tax expense	490	392	832	776

Net income	$2,216	$1,793	$4,510	$3,685
Less: NCI income (loss)	(14)	-	137	-

Chubb net income	$2,230	$1,793	$4,373	$3,685

Diluted earnings per share:
Chubb net income	$5.46	$4.32	$10.68	$8.84
Core operating income	$5.38	$4.92	$10.78	$9.32
Weighted average shares outstanding	408.6	415.6	409.3	416.8

P&C combined ratio
Loss and loss expense ratio	60.6%	59.3%	59.4%	59.1%
Policy acquisition cost ratio	18.0%	17.9%	18.6%	18.3%
Administrative expense ratio	8.2%	8.2%	8.4%	8.4%

P&C combined ratio	86.8%	85.4%	86.4%	85.8%
P&C underwriting income	$1,418	$1,425	$2,818	$2,638

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12